UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) April 9, 2008
THE TALBOTS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-12552	41-1111318

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Talbots Drive, Hingham, Massachusetts	02043

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (781) 749-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT
Section 1 – Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.
Renewal of Banking Facility
     On April 11, 2008, Mizuho Corporate Bank, Ltd. (“Mizuho”) approved an extension of its revolving credit agreement with The Talbots, Inc. to April 10, 2010. The facility provides for maximum available borrowing of $18,000,000.
     The credit facility can be extended annually upon mutual agreement. Interest terms on the unsecured revolving credit agreements are fixed, at the Company’s option, for periods of one, three, or six months.
     The foregoing summary is subject in all respects to the actual terms of the agreement, a copy of which is attached as Exhibit 10.1 to this Form 8-K.
Item 1.02 Termination of a Material Definitive Agreement.
     On April 9, 2008, The Talbots, Inc. and The Talbots Group Limited Partnership (collectively “Talbots” or the “Company”) received notification from The Hongkong and Shanghai Banking Corporation Limited (“HSBC”) that HSBC was no longer prepared to continue making letter of credit facilities available to Talbots. Prior to the notification, Talbots had available from HSBC a letter of credit facility, used to finance the import of merchandise, with a limit of $135 million. Pursuant to its notification, effective as of April 8, 2008, HSBC reduced the Company’s prior letter of credit facility limit of $135 million to $60 million. HSBC also advised that it will further reduce the Company’s letter of credit facility limit to $45 million on May 8, 2008, to $30 million on June 9, 2008, to $15 million on July 8, 2008, and the facility will be cancelled on August 8, 2008. Any further letters of credit would be at the bank’s discretion and considered on a case by case basis.
     The Company’s $130 million letter of credit agreement with Bank of America (“B of A”), $120 million of which was used to support the importation of merchandise and $10 million of which was used for standby letters of credit, expired on February 23, 2008. Following February 23, 2008, the Company and B of A held discussions regarding the expired agreement and the potential for a new agreement. During that time, B of A continued to allow Talbots to utilize letters of credit under the terms of the expired agreement. On April 7, 2008, the Company received verbal notification from B of A that no new facility would be provided and that no new drawings under the Company’s then $130 million letter of credit facility with B of A would be honored by B of A.
     The Company has recently successfully negotiated “open account” payment terms, with improved settlement terms, with those vendors that currently represent the majority of the Company’s merchandise purchases, and may pursue “open account” payment terms with other merchandise vendors as well. The Company will also pursue new letter of credit agreements with other lending sources to utilize for certain inventory purchases, particularly for smaller merchandise vendors. The Company will continue to use the remaining balance of its existing letter of credit facility with HSBC up to August 8, 2008, while it pursues a replacement letter of credit facility. If the Company is unable to secure new letter of credit agreements, the Company intends to purchase inventory without utilization of letters of credit, subject to the availability of cash on hand. There can be no assurance that the Company will obtain new credit facilities or obtain open account payment terms with all necessary merchandise vendors.
Section 9 – Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1	Letter Agreement concerning credit facilities between Mizuho and Talbots dated March 24, 2008.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TALBOTS, INC.
Date April 15, 2008	By:	/s/ Carol Stone
		Name:	Carol Stone
		Title:	Vice President, Corporate Controller